Exhibit 10.20
Schedule regarding Amended Deferred Stock Unit Agreements
Effective December 31, 2008 with Messrs. Hanway, Bell and Murabito
CIGNA Corporation entered into Deferred Stock Unit Agreements dated August 6, 2003 with Messrs. Hanway, Bell and Murabito, which were amended in their entirety effective December 31, 2008. Under these agreements, Mr. Hanway received 300,000 deferred stock units, Mr. Bell received 66,675 deferred stock units, and Mr. Murabito received 27,000 deferred stock units, which reflect adjustments due to a three-for-one stock split on June 4, 2007. Other than the name of the executive officer and the number of units granted, the Amended Deferred Stock Unit Agreements for Messrs. Hanway, Bell and Murabito are identical in form, as attached in the appendix to this Exhibit 10.20.

Appendix to Exhibit 10.20
FORM OF AMENDED DEFERRED STOCK UNIT AGREEMENT
This Amended Deferred Stock Unit Agreement between [XXX] and CIGNA Corporation completely replaces and supersedes in its entirety the Deferred Stock Unit Agreement between the parties dated August 6, 2003, which was amended as of July 26, 2006. This Agreement is effective as of December 31, 2008.
The purpose of this Agreement is to comply with Internal Revenue Code section 409A and to reflect the vesting of the Units, which occurred on August 6, 2006.
You and CIGNA, intending to be legally bound and in consideration of the promises in this Agreement, mutually agree as follows:
1.	Definitions. Under this Agreement, these terms shall have the following meanings:

(a)	“Agreement” – this Amended Deferred Stock Unit Agreement.

(b)	“CIGNA” – CIGNA Corporation, or a successor.

(c)	“Committee” – the People Resources Committee of the Board of Directors of CIGNA Corporation, or any successor committee.

(d)	“Deferred Plan” – the CIGNA Deferred Compensation Plan of 2005.

(e)	“Payment Date” – if the Payment Event is Separation from Service, the July of the year following the year of your Separation from Service. If the Payment Event is death, the ninety (90) day period beginning January 1 of the year following the year of your death.

(f)	“Payment Event” – the earlier of your death or Separation from Service. If your Separation from Service occurs as a result of your death, then death is considered to be the earlier event.

(g)	“Separation from Service” – your retirement or other termination of employment, from your employer or service recipient within the meaning of Treasury Regulation Section 1.409A-1(h). For this purpose, the level of reasonably anticipated, permanently reduced bona fide services that will be treated as a Separation from Service is 30%. Generally, your Separation from Service occurs when your level of services to CIGNA Corporation and its affiliates is reduced by 70% or more.

(h)	“Stock Plan” – the CIGNA Long-Term Incentive Plan, or a successor plan.

(i)	“Units” – the deferred stock units described in paragraph 2.

(j)	“Vesting Date” – August 6, 2006, the date your right to Units vested as a result of the Committee’s determination that CIGNA had met certain performance goals that would cause the Units to vest. Such performance goals were approved by the Committee when the Units were granted.

2.	Deferred Stock Units.

(a)	CIGNA granted you [XXX] on August 6, 2003. The number of Units was adjusted to [XXXX] to reflect a three-for-one stock split on June 4, 2007.

(b)	Each Unit represents your right to receive, under the terms and conditions described in this Agreement, payment of:
(1)	One share of CIGNA common stock; and

(2)	Dividend equivalents on one share of CIGNA common stock as described in paragraph 4.
3. Deferred Share Issuance. Issuance of the shares described in paragraph 2(b)(1) (except for those shares that CIGNA issued and withheld to meet tax withholding requirements upon the vesting of the Units) will be deferred until the Payment Date. CIGNA will issue the shares under Article 9 of the Stock Plan as a grant in lieu of an award under a Qualifying Incentive Plan. This Agreement is a Qualifying Incentive Plan.
4. Dividend Equivalents. From the Vesting Date until the Payment Date, CIGNA will credit an amount equal to the dividends CIGNA pays on each share of common stock to your Deferred Plan account for each vested Unit. CIGNA will pay you these deferred dividend equivalents in a single lump sum on the Payment Date. During this deferral period CIGNA will also credit (or debit) your Deferred Plan account with hypothetical earnings (or losses) on the deferred dividend equivalents in accordance with section 3.4 of the Deferred Plan. CIGNA will base the hypothetical earnings credits (or loss debits) on the provisions of the Deferred Plan. CIGNA will pay you any accumulated hypothetical earnings in a single lump sum on the Payment Date.
5. Payments after Your Death. Any payments made under this Agreement after your death shall be made in a lump sum on the applicable Payment Date to your surviving spouse or, if you have no surviving spouse, to your estate.
6.	Share Adjustments.

(a)	In the event of a stock dividend, stock split, or other subdivision or combination of CIGNA common stock, the Committee shall make a proportionate adjustment in the number of shares under paragraph 2(b)(1) and in the number of shares that form the basis of the dividend equivalents under paragraph 2(b)(2).

(b)	If the outstanding shares of CIGNA common stock are changed or converted into, exchanged or exchangeable for, a different number or kind of shares or other securities of CIGNA or of another corporation, by reason of a reorganization, merger, consolidation, reclassification or combination (an Event), the Committee shall make an appropriate adjustment in the number and/or kind of shares under paragraph 2(b)(1) and in the number and/or kind of shares that form the basis of the dividend equivalents under paragraph 2(b)(2), so that your proportionate interest under this Agreement shall be maintained as before the Event.
7. Effect of Agreement. This Agreement is not a contract of employment for any specified term, and nothing in it is intended to change, and it shall not be construed as changing, the nature of your employment from an at-will relationship. This Agreement is limited to the terms and conditions that it includes and does not otherwise address your compensation or benefits, your duties and responsibilities, or any of CIGNA’s rights as employer. This Agreement contains the entire agreement between you and CIGNA with respect to the matters addressed herein and fully replaces and supersedes all prior agreements or understandings between them related to such matters.
8. Applicable Law. The Agreement is entered into in the Commonwealth of Pennsylvania, and at all times and for all purposes shall be interpreted, enforced and governed under its laws without regard to principles of conflict of laws.
9. Arbitration of Disputes. CIGNA and you agree that any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, as modified by CIGNA. Copies of the Arbitration Policy and Rules and Procedures can be obtained from your Human Resources representative. A legal judgment based upon the Arbitrator’s award may be entered in any court having jurisdiction over the matter.
10. Successors. CIGNA’s rights and obligations under this Agreement will inure to the benefit of, and be binding upon, CIGNA’s successors and assigns. Your rights under this Agreement, including the right to receive CIGNA common stock or any other payment, shall not be assignable or transferable by you except by will or by the laws of descent and distribution. Any other attempted assignment or alienation shall be void and of no force or effect.
11. Funding of Payments. CIGNA’s obligations under this Agreement to issue shares and make cash payments are unfunded and unsecured promises, and shall be considered as such for tax purposes and for purposes of the Employee Retirement Income and Security Act of 1974. Cash shall be paid when due out of CIGNA’s general assets.
12. Withholding. You must satisfy any required tax withholding obligation when the Units are paid, and CIGNA reserves the right to withhold enough shares to cover all or part of any applicable tax withholding.
13. Changes to Agreement. Any amendment to this Agreement must be in writing and signed by both you and CIGNA.
14. Interpretation. All statutory or regulatory references in this Agreement shall include successor provisions.
15. Section 409A Compliance. It is intended that this Agreement comply with the requirements of Internal Revenue Code section 409A and the Agreement shall be so administered and interpreted.